Synergy CHC Corp. Announces Insider Buying

Westbrook, Maine, December 10th, 2018– Synergy CHC Corp. (OTCQB: SNYR) (“Synergy” or the “Company”), a consumer health care & beauty company, announced today that Synergy’s CEO and Chairman, Jack Ross via his holding company, Gowan Capital Inc has made a purchase of shares in Synergy. In total, 1,225,034 ordinary shares have been bought at an average price of approximately $0.55 per share.

About Synergy CHC Corp.

Synergy CHC Corp. is a leading omni-channel consumer health and beauty company that is in the process of building a portfolio of best-in-class consumer product brands and utilizes The Synergy Effect, which includes a proprietary ROI based algorithm, to sell its products online through social media influencers. Synergy’s strategy is to grow its portfolio both organically and by further acquisition. Synergy’s diversified portfolio now includes FOCUSfactor™, Flat Tummy™, Per-fékt Beauty™, Sneaky Vaunt™, Neuragen™, and Hand MD™. For more information, please visit www.synergychc.com.

Synergy’s brands:

Flat Tummy®

Flat Tummy Tea’s uniquely formulated two-step herbal detox tea works to naturally help speed metabolism, boost energy and reduce bloating to flatten your tummy. It is currently sold online to a 20-30 year old female, predominantly American market.

Since being founded in 2013, Flat Tummy has grown rapidly, largely attributed to the strength of its branding and its innovative and effective use of social media marketing. The secret is a very specific process and ROI based algorithm used on various social media platforms. To date, Flat Tummy has built a targeted social media following of over 1,660,000, many of whom are now customers.

Flat Tummy now has over 14,000 positive written reviews on its website, www.flattummyco.com or visit its Instagram page.

FOCUSfactor®

FOCUSfactor is sold at America’s leading retailers such as Costco, Sam’s Club, Wal-Mart, BJ’s, Walgreens, CVS and The Vitamin Shoppe. FOCUSfactor, America’s leading brain health supplement, is a nutritional supplement that includes a proprietary blend of brain supporting vitamins, minerals, antioxidants and other nutrients. In December 2012, the United States Patent and Trademark Office issued US Patent 8,329,227 covering FOCUSfactor’s proprietary formulation “for enhanced mental function”. The issuance of the patent marked one of the few times a patent has been issued for a nationally branded nutritional supplement. FOCUSfactor is clinically tested with results demonstrating improvements in focus, concentration and memory in healthy adults. More information on FOCUSfactor can be found at www.focusfactor.com or visit their Instagram page.

Per-fékt Beauty®

Per-fékt Beauty is one of Synergy’s newest brands that was acquired in 2017. Per-fékt Beauty markets and sells a specialized range of beauty products (makeup, skin-care & body) via retailers and online through social media channels.

Per-fékt Beauty is well established in the beauty space, opening up an exciting opportunity for the rest of our products in that industry. Even more exciting is the potential to apply the same ROI based algorithm that Flat Tummy uses and is currently being used by The Synergy Effect on various online marketing platforms – what could be more per-fekt?

Per-fékt Beauty can be found at perfektbeauty.com or visit their Instagram page.

Sneaky Vaunt®

Sneaky Vaunt is one of Synergy’s newest brands that launched in March of 2017. Sneaky Vaunt markets and sells a backless, strapless, stick on, push up bra as well as other lingerie items exclusively online through social media channels.

Sneaky Vaunt is being marketed on the same ROI based algorithm that Flat Tummy uses and is currently being used by The Synergy Effect on various online marketing platforms. In just over a year, Sneaky Vaunt has built a targeted social media following of over 450,000 on Instagram.

Sneaky Vaunt can be found at sneakyvaunt.com or visit their Instagram page.

Hand MD®

Hand MD is the world’s first anti-aging skincare line formulated specifically for the hands. Hands reveal a woman’s true age and the rejuvenation of the hand has become women’s #1 aging concern. Developed by Kara Harshbarger and renowned celebrity dermatologist Dr. Alex Khadavi, Hand MD’s extensive clinical trials show significant improvement in the appearance of fine lines and wrinkles, skin hydration, hyper- pigmentation and radiance. Hand MD launched on QVC and sold out in an astonishing 5 minutes. More information on Hand MD can be found at handmd.com

Neuragen®

Neuragen® is a topical product that works directly at the site of the pain as opposed to oral products. Neuragen® reduces the spontaneous firing of damaged peripheral nerves. By calming these firings at the source, Neuragen® is clinically shown to reduce shooting and burning pains quickly and without the side effects of orally taken medications. This is in part due to the small lipophilic molecules found in Neuragen® which rapidly carry the active ingredients through the rough outer layer of the skin to the site of the pain. Neuragen® is available over the counter in most local pharmacies either in the diabetic section or the analgesic (pain) section. For more information, please visit neuragen.ca

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Synergy’s prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: Synergy’s ability to integrate any new products into its current operations; the risks and uncertainties associated with Synergy’s ability to manage its cash resources; obtaining additional financing to support Synergy’s operations; Synergy’s dependence on third parties for its research and development, manufacturing and distribution functions; Synergy’s dependence on its license relationships; protecting the intellectual property developed by or licensed to Synergy; and Synergy’s ability to build its operations to support its business strategy and promote its products. These and other risks are described in greater detail in Synergy’s filings with the SEC, copies of which are available free of charge at the SEC’s website (www.sec.gov) or upon request from Synergy. Synergy may not actually achieve the goals or plans described in its forward- looking statements, and investors should not place undue reliance on these statements. Synergy assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

EMBARGOED FOR USE BEFORE	Contact:
After 4:30pm (Eastern)	Brendan Horning, VP – Investor Relations
December 10th, 2018	Synergy CHC Corp.
brendan@synergychc.com
902-880-3169